Exhibit 99.1

News Release
For Immediate Release: February 6, 2024
H&R Block Reports Fiscal 2024 Second Quarter Results; Full Year Outlook Reaffirmed
KANSAS CITY, Mo. - H&R Block, Inc. (NYSE: HRB) (the "Company") today released its financial results1 for the fiscal 2024 second quarter ended December 31, 2023.
•Revenue grew 8% as the Company saw a strong end to the extended filing season
•The Company reaffirmed its previously announced outlook for fiscal year 2024
•Repurchased $218.1 million of shares during the quarter, retiring another 3% of shares outstanding
"I’m pleased with our Q2 performance, and our results reflect the progress we continue to make," said Jeff Jones, H&R Block's president and chief executive officer. "In the quarter, our refreshed Emerald Advance product performed well, we launched AI Tax Assist in our DIY Online product, and we continued to allocate capital by paying our quarterly dividend and repurchasing shares. We are well positioned for the tax season, and I’m looking forward to the rest of the year.”
Fiscal 2024 Second Quarter Results and Key Financial Metrics
"Our performance continues to meet expectations, and our capital allocation practice remains strong," said Tony Bowen, H&R Block's chief financial officer. "We feel good about our balance sheet and how we are positioned in the current environment, and I am confident in our ability to drive ongoing value for shareholders."
•Total revenue of $179.1 million increased by $12.7 million, or 8%, to the prior year. The increase was primarily due to higher volumes and net average charge in the Assisted category combined with higher interest and fee income on Emerald AdvanceSM due to an increase in Emerald AdvanceSM Loans and an earlier start to the offering period in the current year.
•Total operating expenses of $446.5 million decreased by $3.1 million, as a result of lower consulting and marketing and advertising expenses, partially offset by higher corporate wages resulting from higher headcount in the current year.
•Pretax loss decreased by $15.1 million to $282.9 million.
•Loss per share from continuing operations2 improved from $(1.43) to $(1.33) and adjusted loss per share from continuing operations2 improved from $(1.37) to $(1.27), due to a lower loss, partially offset by fewer shares outstanding.
Capital Allocation
The Company reported the following related to its capital structure:
•As previously announced, a quarterly cash dividend of $0.32 per share is payable on April 3, 2024 to shareholders of record as of March 5, 2024. H&R Block has paid quarterly dividends consecutively since the Company became public in 1962.
1All amounts in this release are unaudited. Unless otherwise noted, all comparisons refer to the current period compared to the corresponding prior year period.
2All per share amounts are based on fully diluted shares at the end of the corresponding period. The Company reports non-GAAP financial measures of performance, including adjusted earnings per share (EPS), earnings before interest, tax, depreciation, and amortization (EBITDA) from continuing operations, free cash flow, and free cash flow yield, which it considers to be useful metrics for management and investors to evaluate and compare the ongoing operating performance of the Company. See "About Non-GAAP Financial Information" below for more information regarding financial measures not prepared in accordance with generally accepted accounting principles (GAAP).

•Repurchased and retired 4.8 million shares at an aggregate price of $218.1 million, or $45.88 per share in the second quarter.
•The Company has approximately $350.0 million remaining on its $1.25 billion share repurchase authorization available through fiscal year 2025.
Since 2016, the Company has returned more than $3.8 billion to shareholders in the form of share repurchases and dividends, buying back over 40% of its shares outstanding3.
Fiscal Year 2024 Outlook
The Company continues to expect:
•Revenue to be in the range of $3.530 to $3.585 billion.
•EBITDA4 to be in the range of $930 to $965 million.
•Effective tax rate to be approximately 23%.
•Adjusted Diluted Earnings Per Share4 to be in the range of $4.10 to $4.30.
Other Announcements
•Today the Company separately announced that chief financial officer Tony Bowen has decided to retire. He is committed to a smooth transition and will remain at the Company into September of 2024. The press release can be found on the investor relations website at https://investors.hrblock.com/.
Conference Call
A conference call for analysts, institutional investors, and shareholders will be held at 4:30 p.m. Eastern time on Tuesday, February 6, 2024. During the conference call the Company will discuss fiscal 2024 second quarter results, outlook, and give a general business update. To join live, participants must register at https://register.vevent.com/register/BI161a9ef1a2c8484cb4c9c10131ac69ee. Once registered, the participant will receive a dial-in number and unique PIN to access the call. Please join approximately 5 minutes prior to the scheduled start time.
The call, along with a presentation for viewing, will also be webcast in a listen-only format for the media and public. The webcast can be accessed directly at https://edge.media-server.com/mmc/p/4u8imwtm and will be available for replay 2 hours after the call is concluded and continuing for 90 days.
About H&R Block
H&R Block, Inc. (NYSE: HRB) provides help and inspires confidence in its clients and communities everywhere through global tax preparation services, financial products, and small-business solutions. The Company blends digital innovation with human expertise and care as it helps people get the best outcome at tax time and also be better with money using its mobile banking app, Spruce. Through Block Advisors and Wave, the Company helps small-business owners thrive with year-round bookkeeping, payroll, advisory, and payment processing solutions. For more information, visit H&R Block News or follow @HRBlockNews.
About Non-GAAP Financial Information
This press release and the accompanying tables include non-GAAP financial information. For a description of these non-GAAP financial measures, including the reasons management uses each measure, and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with generally accepted accounting principles, please see the section of the accompanying tables titled "Non-GAAP Financial Information."
3Shares outstanding calculated as of April 30, 2016.
4Adjusted EPS and EBITDA from continuing operations are non-GAAP financial measures. Future period non-GAAP outlook includes adjustments for items not indicative of our core operations, which may include, without limitation, items described in the below section titled “Non-GAAP Financial Information” and in the accompanying tables. Such adjustments may be affected by changes in ongoing assumptions and judgments, as well as nonrecurring, unusual, or unanticipated charges, expenses or gains, or other items that may not directly correlate to the underlying performance of our business operations. The exact amounts of these adjustments are not currently determinable but may be significant. It is therefore not practicable to provide the comparable GAAP measures or reconcile this non-GAAP outlook to the most comparable GAAP measures.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words or variation of words such as "expects," "anticipates," "intends," "plans," "believes," "commits," "seeks," "estimates," "projects," "forecasts," "targets," "would," "will," "should," "goal," "could" or "may" or other similar expressions. Forward-looking statements provide management's current expectations or predictions of future conditions, events or results. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. They may include estimates of revenues, client trajectory, income, effective tax rate, earnings per share, cost savings, capital expenditures, dividends, share repurchases, liquidity, capital structure, market share, industry volumes or other financial items, descriptions of management’s plans or objectives for future operations, products or services, or descriptions of assumptions underlying any of the above. They may also include the expected impact of external events beyond the Company’s control, such as outbreaks of infectious disease (including the COVID-19 pandemic), severe weather events, natural or manmade disasters, or changes in the regulatory environment in which we operate. All forward-looking statements speak only as of the date they are made and reflect the Company's good faith beliefs, assumptions and expectations, but they are not guarantees of future performance or events. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions, factors, or expectations, new information, data or methods, future events or other changes, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to a variety of economic, competitive and regulatory factors, many of which are beyond the Company's control, that are described in our Annual Report on Form 10-K for the most recently completed fiscal year in the section entitled "Risk Factors" and additional factors we may describe from time to time in other filings with the Securities and Exchange Commission. You may get such filings for free at our website at https://investors.hrblock.com. In addition, factors that may cause the Company’s actual estimated effective tax rate to differ from estimates include the Company’s actual results from operations compared to current estimates, future discrete items, changes in interpretations and assumptions the Company has made, future actions of the Company, or increases in applicable tax rates in jurisdictions where the Company operates. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

For Further Information

Investor Relations:	Michaella Gallina, (816) 854-3022, michaella.gallina@hrblock.com
Jordyn Eskijian, (816) 854-5674, jordyn.eskijian@hrblock.com
Media Relations:	Teri Daley, (816) 854-3787, teri.daley@hrblock.com

TABLES FOLLOW

FINANCIAL RESULTS	(unaudited, in 000s - except per share amounts)
	Three months ended December 31,		Six months ended December 31,
	2023	2022	2023	2022
REVENUES:
U.S. tax preparation and related services:
Assisted tax preparation	$48,342	$41,216	$87,605	$77,528
Royalties	5,454	4,946	11,155	11,174
DIY tax preparation	13,111	12,150	16,959	15,308
Refund Transfers	813	1,542	1,955	2,826
Peace of Mind® Extended Service Plan	17,440	17,320	42,287	42,090
Tax Identity Shield®	4,694	5,350	9,274	10,517
Other	9,592	8,513	20,572	17,873
Total U.S. tax preparation and related services	99,446	91,037	189,807	177,316
Financial services:
Emerald Card® and SpruceSM	11,700	12,478	20,333	24,090
Interest and fee income on Emerald AdvanceSM	15,235	12,903	15,533	13,517
Total financial services	26,935	25,381	35,866	37,607
International	29,569	28,046	90,134	86,880
Wave	23,133	21,941	47,076	44,587
Total revenues	$179,083	$166,405	$362,883	$346,390
Compensation and benefits:
Field wages	77,795	76,204	140,230	137,877
Other wages	74,671	70,530	146,769	134,283
Benefits and other compensation	36,063	34,277	71,311	69,109
	188,529	181,011	358,310	341,269
Occupancy	101,194	101,173	200,479	198,763
Marketing and advertising	11,305	15,142	16,786	25,791
Depreciation and amortization	30,107	32,723	60,332	66,347
Bad debt	21,754	22,416	26,552	22,745
Other	93,626	97,143	174,182	183,789
Total operating expenses	446,515	449,608	836,641	838,704
Other income (expense), net	5,922	4,185	15,758	7,796
Interest expense on borrowings	(21,364)	(18,985)	(37,234)	(34,809)
Pretax loss	(282,874)	(298,003)	(495,234)	(519,327)
Income tax benefit	(93,758)	(77,140)	(143,245)	(131,097)
Net loss from continuing operations	(189,116)	(220,863)	(351,989)	(388,230)
Net loss from discontinued operations	(639)	(2,716)	(1,248)	(3,770)
Net loss	$(189,755)	$(223,579)	$(353,237)	$(392,000)
BASIC AND DILUTED LOSS PER SHARE:
Continuing operations	$(1.33)	$(1.43)	$(2.44)	$(2.48)
Discontinued operations	—	(0.02)	(0.01)	(0.02)
Consolidated	$(1.33)	$(1.45)	$(2.45)	$(2.50)
WEIGHTED AVERAGE DILUTED SHARES	142,340	154,119	144,307	156,701
Adjusted diluted EPS (1)	$(1.27)	$(1.37)	$(2.31)	$(2.36)
EBITDA (1)	$(231,403)	$(246,295)	$(397,668)	$(418,171)

(1) All non-GAAP measures are results from continuing operations. See "Non-GAAP Financial Information" for a reconciliation of non-GAAP measures.

CONSOLIDATED BALANCE SHEETS	(unaudited, in 000s - except per share data)
As of	December 31, 2023	June 30, 2023

ASSETS
Cash and cash equivalents	$321,014	$986,975
Cash and cash equivalents - restricted	17,210	28,341
Receivables, net	397,453	59,987
Income taxes receivable	74,415	35,910
Prepaid expenses and other current assets	88,793	76,273
Total current assets	898,885	1,187,486
Property and equipment, net	137,153	130,015
Operating lease right of use assets	385,288	438,299
Intangible assets, net	275,230	277,043
Goodwill	789,068	775,453
Deferred tax assets and income taxes receivable	239,300	211,391
Other noncurrent assets	51,371	52,571
Total assets	$2,776,295	$3,072,258
LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Accounts payable and accrued expenses	$143,339	$159,901
Accrued salaries, wages and payroll taxes	65,774	95,154
Accrued income taxes and reserves for uncertain tax positions	151,332	271,800
Operating lease liabilities	185,424	205,391
Deferred revenue and other current liabilities	199,718	206,536
Total current liabilities	745,587	938,782
Long-term debt and line of credit borrowings	2,290,044	1,488,974
Deferred tax liabilities and reserves for uncertain tax positions	235,303	264,567
Operating lease liabilities	208,734	240,543
Deferred revenue and other noncurrent liabilities	69,279	107,328
Total liabilities	3,548,947	3,040,194
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Common stock, no par, stated value $.01 per share	1,709	1,789
Additional paid-in capital	746,734	770,376
Accumulated other comprehensive loss	(36,454)	(37,099)
Retained deficit	(846,162)	(48,677)
Less treasury shares, at cost	(638,479)	(654,325)
Total stockholders' equity (deficiency)	(772,652)	32,064
Total liabilities and stockholders' equity	$2,776,295	$3,072,258

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS	(unaudited, in 000s)
Six months ended December 31,	2023	2022

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(353,237)	$(392,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	60,331	66,347
Provision for credit losses	21,536	16,581
Deferred taxes	(35,525)	41,534
Stock-based compensation	17,525	17,893
Changes in assets and liabilities, net of acquisitions:
Receivables	(348,833)	(262,293)
Prepaid expenses, other current and noncurrent assets	(7,395)	(32,983)
Accounts payable, accrued expenses, salaries, wages and payroll taxes	(58,543)	(121,156)
Deferred revenue, other current and noncurrent liabilities	(58,520)	(52,703)
Income tax receivables, accrued income taxes and income tax reserves	(180,706)	(60,163)
Other, net	1,201	(1,515)
Net cash used in operating activities	(942,166)	(780,458)
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(32,708)	(41,495)
Payments made for business acquisitions, net of cash acquired	(27,158)	(39,757)
Franchise loans funded	(15,491)	(17,491)
Payments from franchisees	2,747	3,861
Other, net	1,565	(4,208)
Net cash used in investing activities	(71,045)	(99,090)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of line of credit borrowings	(25,000)	(170,000)
Proceeds from line of credit borrowings	825,000	750,000
Dividends paid	(89,854)	(89,193)
Repurchase of common stock, including shares surrendered	(378,709)	(365,633)
Other, net	4,011	3,639
Net cash provided by financing activities	335,448	128,813
Effects of exchange rate changes on cash	671	(7,790)
Net decrease in cash and cash equivalents, including restricted balances	(677,092)	(758,525)
Cash, cash equivalents and restricted cash, beginning of period	1,015,316	1,050,713
Cash, cash equivalents and restricted cash, end of period	$338,224	$292,188
SUPPLEMENTARY CASH FLOW DATA:
Income taxes paid (received), net	$72,160	$(114,385)
Interest paid on borrowings	35,496	31,812
Accrued additions to property and equipment	4,036	2,499
New operating right of use assets and related lease liabilities	70,532	79,917
Accrued dividends payable to common shareholders	45,273	44,569

(in 000s)
	Three months ended December 31,		Six months ended December 31,
NON-GAAP FINANCIAL MEASURE - EBITDA	2023	2022	2023	2022

Net loss - as reported	$(189,755)	$(223,579)	$(353,237)	$(392,000)
Discontinued operations, net	639	2,716	1,248	3,770
Net loss from continuing operations - as reported	(189,116)	(220,863)	(351,989)	(388,230)
Add back:
Income tax benefit	(93,758)	(77,140)	(143,245)	(131,097)
Interest expense	21,364	18,985	37,234	34,809
Depreciation and amortization	30,107	32,723	60,332	66,347
	(42,287)	(25,432)	(45,679)	(29,941)
EBITDA from continuing operations	$(231,403)	$(246,295)	$(397,668)	$(418,171)

(in 000s, except per share amounts)
	Three months ended December 31,		Six months ended December 31,
NON-GAAP FINANCIAL MEASURE - ADJUSTED EPS	2023	2022	2023	2022

Net loss from continuing operations - as reported	$(189,116)	$(220,863)	$(351,989)	$(388,230)
Adjustments:
Amortization of intangibles related to acquisitions (pretax)	12,269	12,839	24,824	25,535
Tax effect of adjustments (1)	(3,087)	(2,787)	(6,022)	(6,008)
Adjusted net loss from continuing operations	$(179,934)	$(210,811)	$(333,187)	$(368,703)
Diluted loss per share from continuing operations - as reported	$(1.33)	$(1.43)	$(2.44)	$(2.48)
Adjustments, net of tax	0.06	0.06	0.13	0.12
Adjusted diluted loss per share from continuing operations	$(1.27)	$(1.37)	$(2.31)	$(2.36)

(1)Tax effect of adjustments is the difference between the tax provision calculated on a GAAP basis and on an adjusted non-GAAP basis.
Non-GAAP Financial Information
Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. Because these measures are not measures of financial performance under GAAP and are susceptible to varying calculations, they may not be comparable to similarly titled measures for other companies.
We consider our non-GAAP financial measures to be performance measures and a useful metric for management and investors to evaluate and compare the ongoing operating performance of our business. We make adjustments for certain non-GAAP financial measures related to amortization of intangibles from acquisitions and goodwill impairments. We may consider whether other significant items that arise in the future should be excluded from our non-GAAP financial measures.
We measure the performance of our business using a variety of metrics, including earnings before interest, taxes, depreciation and amortization (EBITDA) from continuing operations, adjusted EBITDA from continuing operations, adjusted diluted earnings per share from continuing operations, free cash flow, and free cash flow yield. We also use EBITDA from continuing operations and pretax income from continuing operations, each subject to permitted adjustments, as performance metrics in incentive compensation calculations for our employees.